Exhibit (h)(7)

SECOND AMENDMENT TO THE

PLATFORM SERVICES AND PORTFOLIO MANAGEMENT AGREEMENT

THIS SECOND AMENDMENT TO THE PLATFORM SERVICES AND PORTFOLIO MANAGEMENT AGREEMENT is made as of this 1st day of May, 2023, by and between Exchange Traded Concepts, LLC (“ETC”), an Oklahoma limited liability company and registered investment adviser with its principal place of business at 10900 Hefner Pointe Dr., Suite 400, Oklahoma City, Oklahoma 73120, ETC Platform Services, LLC (the “Company”), a Delaware limited liability company with its principal place of business at 10900 Hefner Pointe Dr., Suite 400, Oklahoma City, Oklahoma 73120, and QRAFT Technologies Inc., a Korean corporation with its principal place of business at 30F 3040, Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, Republic of Korea (“Client” and, together with ETC and the Company, the “Parties”).

WHEREAS, ETC and Client entered into a Platform Services and Portfolio Management Agreement (the “Agreement”) on November 9, 2018, as amended and novated among the Parties on January 2, 2023;

WHEREAS, the Parties wish to amend certain provisions of the Agreement, including the addition of new Series to the Agreement listed on Schedule A, each of which will seek to adopt an investment program as described on Exhibit A-2 (which may be amended by the Parties from time to time) if such Series is not already in existance, and which is subject to regulatory approval and the oversight and review of the independent board of the Trust (the “Independent Board”).

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and sufficient consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions. Capitalized terms which are used herein without definition and are defined in the Agreement shall have the same meanings herein as in the Agreement.

2.	Amendments.

a.	Schedule A is hereby deleted and replaced in its entirety with Schedule A attached to this Amendment.

b.	Exhibit A-2 is hereby added as an exhibit to the Agreement.

3.	Agreement Otherwise Unchanged. Except as herein provided, the Agreement shall remain unchanged and in full force and effect, and each reference to the Agreement (and words of similar import) in the Agreement, shall be a reference to the Agreement as amended hereby, and as the same may be further amended, supplemented and otherwise modified and in effect from time to time. For the avoidance of doubt, the Parties hereto acknowledge and agree that the Agreement is incorporated into this Amendment by this reference in its entirety, subject to the amendments set forth herein.

4.	Governing Law, Submission to Jurisdiction and Waivers. The provisions contained in the Agreement, insofar as they relate to governing law, the submission to the courts specified therein and waivers shall apply to this Amendment mutatis mutandis as if they were incorporated herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

QRAFT Technologies Inc.

By:	/s/ Hyung-sik Marcus Kim
Name:	Hyung-sik Marcus Kim
Title:	Chief Executive Officer

EXCHANGE TRADED CONCEPTS, LLC

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	Chief Executive Officer

ETC PLATFORM SERVICES, LLC

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	Chief Executive Officer

Schedule A

List of Series

QRAFT AI-Enhanced U.S. Large Cap ETF (Ticker Symbol: QRFT)

QRAFT AI-Enhanced U.S. Large Cap Momentum ETF (Ticker Symbol: AMOM)

QRAFT AI-Enhanced U.S. Next Value ETF (Ticker Symbol: NVQ)

QRAFT AI-Pilot U.S. Large Cap Dynamic Beta and Income ETF (Ticker Symbol: AIDB)

Exhibit A-2

Investment Strategy of the Series

Fund Name	QRAFT AI-Pilot U.S. Large Cap Dynamic Beta and Income ETF

Trust Name	Exchange Listed Funds Trust

Sponsor Name New/Existing	Qraft Technologies (existing)

Passive/Active	Active

If Passive, Name of Index and Index Licensor	N/A

Investment Objective	QRAFT AI-Pilot U.S. Large Cap Dynamic Beta and Income ETF seeks long-term capital appreciation.

Investment Strategy

QRAFT AI-Pilot U.S. Large Cap Dynamic Beta and Income ETF seeks to exceed the return of the S&P 500 over time by rotating among the SPDR S&P 500 ETF Trust (SPY US) or other comparable ETFs primarily tracking US large cap and the iShares Short Treasury Bond ETF (SHV US) or cash equivalent type of ETFs.

The strategy aims to leverage Qraft’s proprietary regime detection model that dynamically shifts equity exposure between 0% and 100% in an attempt to navigate market drawdowns and rebounds. Qraft’s proprietary AI engine utilizes a deep neural network to actively generate signals by analyzing macro variables such as interest rates and economic growth, among others, and their impact on market exposures.

Diversification Status	The Fund will be diversified

Index Methodology	N/A

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